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                                                                      EXHIBIT 21

                       SUBSIDIARIES OF CROWN CRAFTS, INC.

Burgundy Interamericana S.A. de C.V.

Churchill Weavers, Inc.

Crown Crafts de Mexico S.A. de C.V.

Crown Crafts Designer, Inc.

Crown Crafts Infant Products, Inc.

Crown Crafts Home Furnishings, Inc.

Crown Crafts Logistics, Inc.

Hamco, Inc.